EXHIBIT J


     CORRECTED AMENDED CERTIFICATE OF THE VOTING POWERS,
     DESIGNATION, PREFERENCES AND RELATIVE, PARTICIPATING,
     OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS,
     LIMITATIONS OR RESTRICTIONS THEREOF, WHICH HAVE NOT BEEN SET
     FORTH IN THE CERTIFICATE OF INCORPORATION OR IN ANY
     AMENDMENT THERETO, OF THE

                    SERIES B PREFERRED STOCK

                               OF

                      STYLES ON VIDEO, INC.



                 Pursuant to Sections 103 and 151 of the

        General Corporation Law of the State of Delaware



     We, the undersigned, Nancy Galgas and Dana Arnold, the Chief Financial Officer and Assistant Secretary, respectively, of STYLES ON VIDEO, INC., a Delaware corporation (hereinafter called this "corporation"), DO HEREBY CERTIFY that the Amended Certificate of Designation of the Series B Preferred Stock of this corporation filed in the office of the Delaware Secretary of State on May 28, 1996 contained inaccuracies in that (i)
Section 3(a)(ii) does not correctly identify the agreements referenced therein, (ii) Section 4(a)(i) incorrectly states the date of the conversion rights of the preferred stock and the conversion price and (iii) Section 6(b) omits reference to a warrant issued by this corporation. The document annexed hereto as Exhibit A is a true and correct copy of the terms of the Certificate of Designation. No shares of this stock have been issued as of the date hereof.

     IN WITNESS WHEREOF, said STYLES ON VIDEO, INC. has caused its corporate seal to be hereunto and this certificate to be signed by its Chief Financial Officer, Nancy Galgas, and its Assistant Secretary, Dana Arnold, this 30th day of May, 1996.

                       STYLES ON VIDEO, INC.


                       By:__ Nancy Galgas_______
                          Nancy Galgas
                          Chief Financial Officer

ATTEST:

_ Dana Arnold________________
Dana Arnold, Assistant Secretary

                          Exhibit A


     RESOLVED that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of this corporation, as amended (hereinafter called the "Certificate of Incorporation"), the Board of Directors hereby provides for the issuance of one series of Preferred Stock of this corporation to consist of 500 shares, and the Board of Directors hereby fixes the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Certificate of Incorporation, as follows:

     (A) Series B Preferred Stock. The series of Preferred Stock shall be designated the "Series B Preferred Stock", which series shall consist of 500 shares, par value of $.001 per share; provided, however, that the Board of Directors may increase or decrease (but not below the number of shares then outstanding) the number of shares of Series B Preferred Stock subsequent to the issue of shares of such series.

     (B) Rights, Preferences and Restrictions of Series B Preferred Stock. The Series B Preferred Stock shall have the voting power, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as follows:

     1. Dividend Provisions. The holders of shares of Series B Preferred Stock shall be entitled to receive dividends on a pari passu basis with the Series A Preferred Stock, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $10.00 per share of Series B Preferred Stock per annum, payable quarterly when, as and if declared by the Board of Directors. Such dividends shall accrue on each share and accrue from day to day, whether or not earned or declared, and shall be cumulative so that if such dividends with respect to any previous quarterly dividend period at said rate per share per annum shall not have been paid on or declared and set apart for all shares of Series B Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such shares before this corporation makes any distribution (as such term is hereinafter defined) to the holders of Common Stock. If full cumulative dividends are not so paid, the Series B Preferred Stock will share dividends pro-rata with the Series A Preferred Stock according to the amount of dividends owed and payable with respect to each. The term "distribution" as used in this paragraph shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend paid in shares of this corporation which are junior to the Series A Preferred Stock and the Series B Preferred Stock as to dividends or assets and except as contemplated by this Certificate of Designation) or the purchase or redemption of shares of this corporation for cash or property (except for the repurchase of shares of Common Stock from employees, directors, consultants and advisers pursuant to the terms of stock purchase agreements under which such shares are issued), including any such transfer, purchase or redemption by a subsidiary of, or any entity directly or indirectly controlled by, this corporation. The time of any distribution by way of dividend shall be the date of declaration thereof and the time of any distribution by purchase or redemption of shares shall be the day cash or property is transferred by this corporation, whether or not pursuant to a contract of an earlier date; provided that where a negotiable debt security is issued in exchange for shares, the time of the distribution is the date when this corporation acquires the shares in such exchange.

     2.   Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive on a pari passu basis with the Series A Preferred Stock, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of
(i) $100.00 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price"), and (ii) an amount equal to all declared but unpaid or cumulative dividends on each such share. If upon the occurrence of such event the assets and funds available for distribution among the holders of the Series A Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts with respect to such shares, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Series B Preferred Stock in proportion to the number of such shares owned by each such holder.

          (b) Upon the completion of the distribution required by subsection (a), the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each or into which the preferred stock held by them is convertible.

     3.   Redemption.

          (a) Optional Redemption. The Series B Preferred Stock shall be redeemable at the option of this corporation as provided in this Section 3(a).

               (i) The Series B Redemption Price shall be equal to $100.00 per share of Series B Preferred Stock to be redeemed plus any declared but unpaid or cumulative dividends on such shares to the Redemption Date (as such term is hereinafter defined).

               (ii) Upon the receipt by this corporation from the holders of a majority of the then outstanding shares of Series B Preferred Stock of their written consent to redemption hereunder of their respective shares, this corporation may, at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series B Preferred Stock by paying in cash therefor a sum equal to the Series B Redemption Price. Notwithstanding any other provision of this Section 3, the Series B Preferred Stock shall be redeemable at the option of this corporation upon the earlier of (i) November 13, 2005 and
(ii) the initial date on which both (x) all indebtedness evidenced by this corporation's 10% Senior Notes dated
November 13, 1995 issued pursuant to the Note and Preferred Stock Purchase Agreement dated as of November 20, 1995 among this corporation, Forever Yours, Inc. ("FYI") and International Digital Investors, L.P. ("IDI"), as amended, and the 10% Senior Notes issued from time to time pursuant to the Note and Preferred Stock Purchase Agreement dated as of May 14, 1996 among this corporation, FYI and IDI (as amended, the "Additional Note Agreement") (and, in each case, any extension, refinancing or other modification thereof) has been repaid and (y) at least 75% of the Series A Warrants dated November 13, 1995 and the Series B Warrants dated May 15, 1996 (as they may be extended, replaced or otherwise modified, the "Series A Warrants," and the "Series B Warrants," respectively, and including in the denominator of such calculation any Series A Warrants and the Series B Warrants that have expired or terminated) issued by this corporation has been exercised.

               (iii) (A) In the event of any redemption of only a part of the then outstanding Series B Preferred Stock, this corporation shall effect such redemption pro rata among the holders of outstanding shares of Series B Preferred Stock according to the number of shares held by each such holder.

                    (B)  At least 30, but no more than 120 days
prior to the date fixed for any redemption of the Series B Preferred Stock (a "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of this corporation for such holder or given at the place where the principal executive office of this corporation is located, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series B Redemption Price, the place at which payment may be obtained and the date on which such holder's Conversion Rights (as hereinafter defined) as to such shares terminate and calling upon such holder to surrender to this corporation in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in subsection 3(a)(iii)(C), on or after the Redemption date, each holder of Series B Preferred Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series B Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (C) From and after the Redemption Date, unless there shall have been a default on payment of the applicable redemption price, all rights of the holders of such shares as holders of Series B Preferred Stock (except the right to receive the Series B Redemption Price without interest upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever.

                    If the funds of this corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which this corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

               (D) Three days prior to the Redemption Date, this corporation shall deposit the Series B Redemption Price of all outstanding shares of Series B Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed or converted, with a bank or trust company having an aggregate capital and surplus in excess of $50,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, this corporation shall deposit irrevocable instruction and authority to such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Series B Redemption Price of the Series B Preferred Stock to the holders thereof upon surrender of their certificates. Any monies deposited by this corporation pursuant to this subsection 3(a)(iii)(D) for the redemption of shares which are thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the close of business on the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any monies deposited by this corporation pursuant to this subsection 3(a)(iii)(D) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to this corporation, provided that the shareholder to whom such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Series B Preferred Stock and payment of any bond requested by this corporation, to receive such monies but without interest from the Redemption Date.

          (b) Mandatory Offer to Redeem. In the event of a Change of Control (as such term is defined below), this corporation shall offer to redeem all of the then outstanding shares of Series B Preferred Stock at a price equal to the Redemption Price.

               (i) A Change of Control shall mean (A) a merger or consolidation of this corporation into or with any other corporation or other entity or person (regardless of whether this corporation shall be the continuing or surviving corporation of such consolidation or merger); (B) a sale or other disposition of all or a significant portion of this corporation's properties and assets to any other person; or (C) any transaction or series of related transactions in which an excess of 10% of this corporation's voting power is transferred (other than by redemption of its Series A Preferred Stock as permitted under the Series A Certificate of Designation and the Series B Preferred Stock as set forth herein or by the exercise of the Series A Warrants or the Series B Warrants) or the acquisition by any person or group of persons of more than 10% of the Common Stock.

               (ii) Within 30 days of the occurrence of a Change of Control, notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock, at the address last shown on the records of this corporation for such holder or given by the holder to this corporation for the purpose of notice or if no such address appears or is given at the place where the principal executive office of this corporation is located, of the holders' right to have their shares of Series B Preferred Stock redeemed, the date on which such redemption shall take place (which date shall be not less than 30 nor more than 90 days after the date of such notice) and of the manner in which and the place at which any holders' electing to have their shares of Series B Preferred Stock redeemed shall surrender their certificates representing the shares to be redeemed.

          (c) Status of Redeemed Shares. Shares of Series B Preferred Stock which have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock of this corporation, without designation as to series, until such shares are once more designated as part of a particular series by or on behalf of the Board of Directors.

     4. Conversion. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion
Rights"):

          (a)  Right to Convert

               (i) Subject to subsection (c), each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or after the First Conversion Date (as defined below) and prior to the close of business on any Redemption Date as may have been fixed in any Redemption Notice with respect to such share, at the office of this corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of this corporation's Common Stock as is determined by dividing the Original Series B Issue Price (as defined in Section 2(a)) by the Conversion Price (as defined below) at the time in effect for such series. The First Conversion Date shall be the earliest to occur of (i) October 31, 1996, (ii) the date on which all corporate and shareholder action on the part of this corporation shall have been taken to authorize and reserve for issuance a number of shares of Common Stock at least equal to the number of shares into which the Series B Preferred Stock is convertible on the date hereof and (iii) the first date on which any of the Settlement Warrants, the Arnold Warrant, the Shutler Warrants or the Independent Committee Warrants (each as defined in the Additional Note Agreement) become exercisable, in whole or in part. The initial Conversion Price per share for shares of Series B Preferred Stock shall be $0.075; provided, however, that this Conversion Price for the Series B Preferred Stock shall be subject to adjustment as set forth in subsection 4(c).

               (ii) In the event of a call for redemption of any shares of Series B Preferred Stock pursuant to Section 3 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the Redemption Date, unless default is made in payment of the Series B Redemption Price.

          (b) Mechanics of Conversion. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series B Preferred Stock and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of such sale of securities.

          (c)  Conversion Price Adjustments of Series B Preferred
Stock. The Conversion Price of the Series B Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) (A) If this corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the product of (A) the Conversion Price for the Series B Preferred Stock immediately prior to the issuance of the Additional Stock, multiplied by (B) a fraction (x) the numerator of which is the sum of (I) the number of shares of Common Stock outstanding immediately prior to such issuance (determined in accordance with Section 4(c)(i)(E)) plus (II) the number of shares of Common Stock purchasable at the Conversion Price in effect with respect to such share of Series B Preferred Stock immediately prior to the issuance of the Additional Stock for an aggregate purchase price equal to the consideration (or conversion, exercise or other price determined in accordance with Section 4(c)(i)(E)) of the Common Stock issued pursuant to such issuance and (y) the denominator of which is the number of shares of Common Stock outstanding immediately after such issuance (determined in accordance with Section 4(c)(i)(E)).

                    (B) No adjustment of the Conversion Price of the Series B Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of the three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price for the Series B Preferred Stock pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price for the Series B Preferred Stock above the Conversion Price for that series in effect immediately prior to such adjustment.

                    (C)  In the case of the issuance of Common
Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D)  In the case of the issuance of the
Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    (E)  In the case of the issuance of options
to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                    1.   The aggregate maximum number of shares
     of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                    2.   The aggregate maximum number of shares
     of Common Stock delivered upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by this corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

                    3. In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    4.   Upon the expiration of any such options
     or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Preferred Stock obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; provided however that this section shall not have any effect on any conversion of Series B Preferred Stock prior to such expiration or termination.

               (ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by this corporation after the purchase date for Series B Preferred Stock other than

                    (A)  Common Stock issued pursuant to a
transaction described in subsection 4(c)(iii) hereof,

                    (B)  Common Stock issued or issuable upon
conversion of the Series A Preferred Stock or the Series B
Preferred Stock,

                    (C)  Common Stock issued or issuable upon
exercise of the Series A Warrants or the Series B Warrants, or

                    (D)  Common Stock issued or issuable upon
exercise of the stock options granted pursuant to employee stock option plans approved in writing by holders of at least 50% of Series B Preferred Stock.

               (iii) In the event this corporation should at any time or from time to time after a purchase date for the Series B Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 4(c)(i)(E).

               (iv) If the number of shares of Common Stock outstanding at any time after a purchase date for the Series B Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

               (v)  If the Series B Warrants are issued
contemporaneously with the Series B Preferred Stock in May, 1996 with an initial exercise price per share that is different than the initial Conversion Price per share, the initial Conversion Price per share will be changed to equal the initial per share exercise price of the Series B Warrants, and thereafter will be subject to adjustment as otherwise set forth in this subsection 4(c).

          (d)  Other Distributions.  In the event this
corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

          (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section
5), provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of their Series B Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series B Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price, if applicable, then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (f) No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

          (g)  No Fractional Shares and Certificate as to
               Adjustments

               (i) No fractional shares shall be issued upon conversion of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of the Series B Preferred Stock the holder is at the time converting into the Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series B Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth
(A) such adjustment and readjustment, (B) the Conversion Price at the time in effect and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series B Preferred Stock.

          (h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (i) Reservation of Stock Issuable Upon Conversion. This corporation shall on or before October 31, 1996 and at all times thereafter reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series B Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          (j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     5.   Merger, Consolidation.

          (a) If at any time there is a merger or consolidation of this corporation with or into another corporation or other entity or person, or any other corporate reorganization in which this corporation shall not be the continuing or surviving entity of such merger, consolidation or reorganization, or the sale of all or substantially all of this corporation's properties and assets to any other person, or any transaction or series of related transactions by this corporation in which in excess of 50% of this corporation's voting power is transferred (other than by redemption of its Series A Preferred Stock as permitted under the Series A Certificate of Designation and/or the Series B Preferred Stock as permitted hereunder or upon the exercise of the Series A Warrants or the Series B Warrants), then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series B Preferred Stock shall be entitled to receive prior to any distribution to holders of Common Stock, the number of shares of stock or other securities or property to be issued to this corporation or its stockholders resulting from, such reorganization, merger, consolidation or sale in an amount per share equal to the Original Series B Issue Price plus a further amount equal to any dividends declared but unpaid or cumulative on such shares. The holders of Common Stock shall thereafter be entitled to receive, pro rata, the remainder of the number of shares of stock or other securities or property to be issued to this corporation or its stockholders resulting from such reorganization, merger, consolidation or sale.

          (b) Any securities to be delivered to the holders of Series B Preferred Stock and Common Stock pursuant to subsection
5(a) above shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability;

                    (A)  If traded on a securities exchange, the
value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

                    (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing;
and

                    (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the then outstanding shares of Series B Preferred
Stock.

               (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of a majority of the then outstanding shares of Series B Preferred Stock.

          (c) In the event the requirements of subsection 5(a) are not complied with, this corporation shall forthwith either:

               (i) cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or

               (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(d) hereof.

          (d) This corporation shall give each holder of record of Series B Preferred Stock written notice of such impending transaction not later than 20 days prior to the stockholders meeting called to approve such transaction, or 20 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place earlier than 20 days after the corporation has given the first notice provided for herein or earlier than ten days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the shares of the Series B Preferred Stock then outstanding.

          (e) The provisions of this Section 5 are in addition to the protective provisions of Section 7 hereof.

     6.   Voting Rights

          (a) No Vote Except as Provided. Except as otherwise expressly provided herein or required by law, no holder of shares of Series B Preferred Stock shall have or possess any right to notice of stockholders' meetings or any vote (whether at such meeting or in writing without a meeting) with respect to any shares of Series B Preferred Stock held by such holder on any matter.

          (b) Voting Rights Upon Occurrence of Certain Events. If, by October 31, 1996, the Board of Directors of this corporation shall not have adopted a resolution or resolutions and shall not have taken all other corporate action, and the shareholders of this corporation shall not have taken all shareholder action, in each case, necessary to authorize and reserve for issuance a number of shares of Common Stock at least equal to the number of shares into which the Series A Preferred Stock and the Series B Preferred Stock may be converted and the Series A Warrants, Series B Warrants, the Settlement Warrants, the Independent Committee Warrants, the Shutler Warrants and the Arnold Warrant may be exercised (collectively, the "Authorizing Actions"), then, until such time as the Authorizing Actions have been taken, the holders of the Series B Preferred Stock shall have the following voting rights:

               (i) Election of Directors. At any meeting of stockholders for the election of directors of this corporation (or, in lieu thereof, by written consent of the outstanding shares of Series B Preferred Stock), the holders of Series B Preferred Stock shall have the right, voting or consenting separately as a series, to the exclusion of the holders of this corporation's Common Stock or any other series of preferred stock or any other class or series of capital stock of this corporation, to elect the Applicable Number (as hereinafter defined) of directors of this corporation (each a "Series B Director"). Any Series B Director may be removed by, and (except as provided elsewhere in this paragraph (b)) shall not be removed without cause (or, except to the extent required by law, with cause) except by the vote or consent of the holders of record of a majority of the outstanding shares of Series B Preferred Stock voting or consenting, separately as a series, at a meeting of the stockholders or of the holders of the shares of Series B Preferred Stock called for that purpose or pursuant to a written consent of the Series B Preferred Stock, as the case may be. Any vacancy in the office of a Series B Director may be filled only by the vote of consent of the holders of record of a majority of the outstanding shares of Series B Preferred Stock voting or consenting, separately as a series, at a meeting of the stockholders or of the holders of the shares of Series B Preferred Stock called for that purpose or pursuant to a written consent of the Series B Preferred Stock, as the case may be, or in the case of a vacancy created by removal of a Series B Director, as provided above, at the same meeting at which such removal shall be voted or by written consent of a majority of the outstanding shares of Series B Preferred Stock. In no instance shall the Board of Directors of this corporation have the power to fill any vacancy in the office of a Series B Director. Whenever the holders of the Series B Preferred Stock shall cease to be entitled to elect the then established Applicable Number of directors, then and in any such case such Series B Directors or Director as shall be designated by majority vote of the holders of the Series B Preferred Stock shall, without any further action, immediately cease to be a director of this corporation.

               (ii) Applicable Number. The Applicable Number shall be the smallest whole number that is greater than or equal to the product of (i) 1/7 and (ii) the total number of directors at such time (including the directors that the holders of Series B Preferred Stock are entitled to elect at such time).

     7. Protective Provisions. So long as shares of Series B Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

          (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions (other than a redemption of Series B Preferred Stock permitted hereunder) in which more than 50% of the voting power of this corporation is disposed of;

          (b) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares; or

          (c)  increase the authorized number of shares of Series
B Preferred Stock; or

          (d) create any new class or series of stock (i) having a preference over, or being on a parity with, the Series B
Preferred Stock under this Section 7; or

          (e) do any act or thing which would result in taxation of the holders of shares of Series B Preferred Stock under
Section 305(b) of the Internal Revenue Code of 1986 (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

     8. Status of Converted or Redeemed Stock. In the event any shares of Series B Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the corporation and the Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation's authorized capital stock.

     9.   No Preemptive Rights.  The holders of the Series B
Preferred Stock shall not have any preemptive rights.


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